Exhibit 99.01

Press Release
www.shire.com

Shire agrees to divest Daytrana® (methylphenidate transdermal system) CII to Noven Pharmaceuticals, Inc.;
Shire’s 2010 earnings outlook unchanged

Dublin, Ireland – August 10, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announced the divestiture of Daytrana® (methylphenidate transdermal system) to Noven Pharmaceuticals, Inc.  Daytrana, which is approved and marketed in the US for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in children and adolescents, will continue to be available for patients through Noven.

Shire’s divestiture agreement grants Noven global marketing rights for Daytrana and is effective October 1, 2010.  The book value of the assets to be disposed is approximately $95 million (or a gross, pre-amortization value of approximately $150 million).  Shire's 2010 outlook of Non GAAP earnings trending towards $4.00 per ADS which was recently announced in its second quarter earnings press release is unchanged.

Noven developed and manufactures Daytrana, and Noven licensed Daytrana to Shire in 2003.  The US Food and Drug Administration (FDA) approved Daytrana as a treatment for ADHD in children and adolescents in April 2006 and June 2010, respectively.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Indication
Daytrana is a prescription central nervous system (brain) stimulant medicine used to treat ADHD in people 6 to 17 years old.  Daytrana may help increase attention and decrease impulsive and hyperactive behavior.  Daytrana should be used as a part of a total treatment program for ADHD that may include counseling or other therapies.

Important Safety Information

IMPORTANT:
Daytrana is a controlled substance (CII) because it can be abused or lead to dependence.  Keep Daytrana in a safe place to protect it from theft.  Selling or giving away Daytrana may harm others and is against the law.

Tell the prescribing doctor if your child has ever abused or been dependent on alcohol, prescription medicines or street drugs.

Daytrana should not be used if your child is very anxious, tense, or agitated; has an eye problem called glaucoma; has tics (repeated movements or sounds that cannot be controlled) has a diagnosis or family history of seizures or has a diagnosis or family history of Tourette’s syndrome; or have had an abnormal brain wave test (EEG); is taking a monoamine oxidase inhibitor (MAOI) medicine or has discontinued an MAOI medicine in the last 2 weeks; is pregnant or breastfeeding; is allergic to methylphenidate or any other ingredients of Daytrana.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Serious heart problems have been reported with Daytrana or other stimulant medicines including:
•	sudden death in people with heart problems or heart defects
•	stroke and heart attack in adults
•	increased blood pressure and heart rate

Tell the doctor if your child or a family member has any heart problems, heart defects, or increased blood pressure and heart rate.  Remove the Daytrana patch and call the doctor right away if your child has any signs of heart problems such as chest pain, shortness of breath, or fainting while using Daytrana.

Serious mental (psychiatric) problems have been reported with Daytrana or other stimulant medicines including:
•	new or worse aggressive behavior, hostility, anger or irritability
•	new or worse bipolar illness or mania (an extreme increase in activity or talking)
•	new or worse psychosis (hearing or seeing things that are not real, being suspicious, or distrustful, believing things that are not true)
•	other unusual or extreme changes in behavior or mood

Tell the doctor about any mental problems your child or family members have including suicide or depression, bipolar illness, mania, or psychosis.  Call the doctor right away if your child has any new or worsening mental symptoms or problems while using Daytrana.

Serious side effects such as seizures (this usually happens in people with a history of seizures), slowing of growth (weight and height), eyesight changes or blurred vision have been reported with Daytrana.  Allergic skin rash may occur.  Stop using Daytrana and see the doctor right away if swelling, bumps, or blisters happen at or around where the patch is applied.

If the patch is worn longer than 9 hours in a day, or if more than 1 patch is worn at a time, too much Daytrana has been used. Your child should not use hair dryers, heating pads, electric blankets, heated water beds or other heat sources while wearing a Daytrana patch. This could cause too much medicine to pass into your child’s body and cause serious side effects.

Your child should have his or her height and weight checked often while taking Daytrana and your doctor may stop treatment if a problem is found during these check-ups.

Most common side effects seen with Daytrana include skin problems (redness, small bumps, itching) where the patch is applied, poor appetite, nausea, vomiting, stomach pain, weight loss, tics, trouble sleeping, mood swings, and dizziness.

Please see Full Prescribing Information and Medication Guide including Warning regarding abuse and dependence.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.FDA.gov/medwatch [Missing Graphic Reference]or call 1-800-FDA-1088.

About ADHD

ADHD is one of the most common psychiatric disorders in children and adolescents. Worldwide prevalence of ADHD is estimated at 5.3 percent (with large variability), according to a comprehensive systematic review of this topic published in 2007 in the American Journal of Psychiatry. In the United States, approximately 7.8 percent of all school-aged children, or about 4.4 million children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the Centers for Disease Control and Prevention (CDC).

ADHD is a psychiatric behavioral disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development. The specific etiology of ADHD is unknown and there is no single diagnostic test for this disorder. Adequate diagnosis requires the use of medical and special psychological, educational and social resources, utilizing diagnostic criteria such as Diagnostic and

Statistical Manual of Mental Disorders-IV (DSM-IV®) or International Classification of Diseases 10 (ICD-10).

Although there is no cure for ADHD, there are accepted treatments that specifically target its symptoms. Standard treatments include educational approaches, psychological or behavioral modification, and/or medication.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.
For further information on Shire, please visit the Company’s website: www.shire.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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